                                                                    EXHIBIT 4.21

                                                                  Execution Copy

                             PARTICIPATION AGREEMENT

     This Participation Agreement ("Agreement") entered into as of April 9, 1999, by and between STEELCASE EUROPE LLC, a limited liability company organized under the laws of the State of Michigan ("Participant"), and SOCIETE GENERALE, Chicago Branch, a banking institution organized under the laws of the Republic of France acting through its Chicago branch ("Bank"), sets forth the binding agreement of the parties.

                                 R E C I T A L S
                                 - - - - - - - -

     A. Simultaneously herewith, Bank, as lender, is entering into a Loan Agreement (as the same may be amended, supplemented and otherwise modified from time to time, the "Loan Agreement") dated as of the date hereof with Steelcase SAS, an affiliate of Participant, organized as a Societe par Actions Simplifiee under the laws of the Republic of France, with its registered office at Tour Aurore 01, 18 Place des Reflets, 92975 Paris La Defense 2 Cedex, France (the "Borrower"), pursuant to which Bank has agreed to advance a loan (the "Loan") to Borrower in the principal amount of up to US$220,000,000 subject to the terms and conditions set forth in the Loan Agreement and in this Agreement.

     B. Bank and Participant mutually desire that Bank shall grant to Participant a participation interest (the "Participation Interest") in the Loan on the terms set forth herein, with each party having an interest in the Loan such that Participant will be entitled, subject to the terms and conditions hereof and of the Loan Agreement, to 100% of the Loan Agreement's benefits and rights during the Participation Period (as defined below).

1.   PARTICIPATION

          1.1  Definitions
               -----------

          Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings set forth in the Loan Agreement.

          1.2  Agreement to Purchase and Sell
               ------------------------------

          Bank hereby agrees to sell to Participant, and Participant hereby agrees to purchase from Bank, the Participation Interest (including all related payments and recoveries to which Participant is entitled pursuant to Section 2 below), and Bank hereby transfers the Participation Interest to Participant in consideration of the obligation undertaken herein by Participant to pay to Bank a participation purchase price in the amount set forth on Schedule 1.2 hereto, to be completed and attached at least two days prior to the First Drawdown Date (as defined in the Loan Agreement), plus an additional amount with respect to any drawdown subsequent to the first Drawdown of the Loan by the Borrower as may be agreed from time to time among Bank and Participant (the "Participation Purchase Price"). Participant and Bank acknowledge that Participant is purchasing the Participation Interest as of the First Drawdown Date.

          1.3  Disclosure of Terms of Loan Agreement. Participant acknowledges
               -------------------------------------
that it has received a copy of the Loan Agreement as executed and in effect as of the date hereof. Bank agrees that it will furnish to Participant a copy of each Drawdown Certificate of the Loan promptly after such Drawdown Certificate is delivered by Borrower.

          1.4  Manner of Payment of Participation Purchase Price. Participant
               -------------------------------------------------
agrees to provide immediately available funds to the account designated by Bank in sufficient time to permit such funds to be advanced as part of the relevant Drawdown in satisfaction of the obligation of Bank pursuant to its Commitment under the Loan Agreement. The advance of the Participation Purchase Price in such manner shall constitute payment in full for the Participation Interest.

          1.5  Nature of Transaction. The transaction contemplated by this
               ---------------------
Agreement is a purchase and sale of an undivided interest in the Loan in consideration for Participant's payment of the Participation Purchase Price. The Participation Interest will be without restriction and Participant will have the same benefits as the Bank with regard to yield protection and increased costs and provision of information on the Borrower. The transfer of funds by Participant to Bank in accordance with Section 1.2 shall not constitute a loan by Participant to Bank, or constitute the making of a loan agreement between Borrower and Participant or a sale of securities by Bank to Participant, and shall not result in the creation of a joint venture between Bank and Participant. The purchase shall be without recourse to Bank, and Participant assumes all risks of non-payment and any other default by Borrower. Bank shall owe Participant no duty except as specifically set forth in this Agreement.

2.   PAYMENTS

          2.1  Collections and Remittances.
               ---------------------------

               2.1.1  Payments Held in Trust. During the Participation Period
                      ----------------------
(as defined below), Bank shall hold in trust for the benefit of Participant all amounts paid to Bank by Borrower in respect of the Loan pending payment of such amounts to Participant in accordance with Section 2.1.2.

               2.1.2  Payment Allocation. Commencing on the first day of the
                      ------------------
Interest Period immediately following the Interest Payment Date that occurs on the seventh anniversary of the first Drawdown Date under the Loan Agreement subject to any Banking Day Adjustment (the "Payment Commencement Date"), and continuing until such date on which the Loan is repaid in full in accordance with its terms (such period being referred to as the "Participation Period"), Bank shall pay to Participant 100% of all consideration accruing and paid by Borrower to Bank on the Loan from and after the Payment Commencement Date including, without limitation, all amounts of principal of and interest on the Loan; provided, however, that if Bank has not been paid all amounts due and owing to Bank under the Loan Agreement up to the Payment Commencement Date, any and all amounts paid on the Loan shall be retained by Bank to the extent necessary to satisfy such amounts before any payment is made to Participant hereunder. Prior to the Payment Commencement Date, Participant shall have no right to receive any payments, except as provided in this section in the case of permitted prepayments or an acceleration of the Loan following the occurrence of an Event of Default, with regard to payments of principal of and interest on the Loan payable to Bank pursuant to the Loan Agreement. Participant hereby acknowledges and agrees that the yield protection provisions in favor of Bank set forth in Section 3 of the Loan Agreement, and the fee payment and indemnification provisions in favor of Bank set forth in Section 4 of the Loan Agreement, respectively, shall survive the commencement of the Participation Period with respect to events occurring and liabilities incurred during the Initial Period, and that prior to the commencement of the Participation Period Participant shall not have any right or claim to participate in the benefits thereof. In the event that the Loan is prepaid prior to the commencement of the Period, whether by acceleration following an Event of Default or by any permitted prepayment in accordance with the terms of the Loan Agreement or otherwise, Bank shall pay Participant an amount equal to the amount received less the Initial Period Amount.

               2.1.3  Drawdown. If on any Drawdown Date, Participant shall fail
                      --------
to fund its portion of the Drawdown in a timely manner so as to enable Bank to confirm the availability of funds for the Drawdown prior to the time of the Drawdown, then Bank shall have no obligation to advance its own funds in respect of such portion of the Loan. Participant acknowledges its obligation to pay the relevant portion of the Participation Purchase Price to Bank prior to or concurrently with the making by Bank of each Drawdown and agrees to indemnify and hold harmless Bank against any demand, claim or proceeding asserted or brought by Borrower based upon, arising out of or in connection with Participant's failure to advance funds as set forth herein and Participant agrees to reimburse Bank for all costs and expenses (including any costs of funding Participant's portion of the Drawdown itself and attorneys fees and expenses) incurred in connection with Participant's failure to advance funds as set forth herein.

          2.2  Payment Returns and Adjustments
               -------------------------------

               2.2.1 If, for any reason, Bank makes any payment to Participant of any amounts prior to receiving the related amount from Borrower and Borrower's related payment is not received by Bank within one Banking Day after such payment by Bank to Participant, then promptly upon demand by Bank, Participant shall return the payment to Bank with interest at the Applicable Rate (as defined below) for the period from (and including) the date Participant received such payment to (but excluding) the date such payment is returned in same day funds.

               2.2.2 If, as a result of a miscalculation or other mistake, Bank pays an amount to Participant that is less than or greater than the amount then payable to Participant in respect of its Participation Interest, then, promptly upon becoming aware of such discrepancy, Bank shall pay to Participant the amount of the deficiency or Participant shall return to Bank the amount of the excess, as the case may be, together with interest at the floating rate generally available on overnight deposits for funds in the currency received by Participant or Bank, as applicable, in the place where such amount was paid, as determined by Bank in its discretion (the "Applicable Rate").

               2.2.3 If Bank determines at any time that any amount received or collected by Bank in respect of the Loan must be returned to Borrower or paid to any other person or entity pursuant to any insolvency law or otherwise, then, notwithstanding any other provision of this Agreement, Bank shall not be required to distribute any portion thereof to Participant and Participant shall promptly, on demand by Bank, repay any portion thereof that Bank has distributed to Participant, together with interest thereon at such rate and for such period, if any, as and in respect of which Bank is required to pay interest to Borrower or such other person or entity.

               2.2.4 If Bank fails to make any payment to Participant of any amounts due to Participant within three (3) Banking Days after receiving the related amount from Borrower or if Bank is subject to any insolvency and/or bankruptcy related proceedings (which shall include the entering of any decree or order of a court for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Bank or of any of its property, or for the liquidation or winding-up of Bank), then Bank agrees that Participant may give notice of such failure of payment or insolvency or bankruptcy proceedings to Borrower and may direct Borrower, to which direction Bank hereby irrevocably consents, to set off and reduce the amount of any payments owed and payable to Bank in respect of the Loan by the amount of the payment owed to Participant and Participant may direct Borrower to make any further payments in respect of the Loan, during the continuance of the failure of payment by Bank or any such insolvency or bankruptcy proceedings, directly to Participant. In the event that, following the commencement of the Participation Period, Bank is subject to any insolvency and/or bankruptcy proceedings and Bank receives during the pendency of such proceedings any funds from Borrower under or in connection with the Loan Agreement, subject to any restrictions under then applicable laws, regulations, rules or orders, Bank will use reasonable efforts to place, or cause to be placed, such funds in a segregated account in trust for the benefit of Participant. Participant agrees promptly to notify Bank after it has given such notice and direction to Borrower of the amount demanded from Borrower and of each direct payment made by Borrower to Participant, provided, however, that any failure by Participant to give such notice to Bank shall not affect the validity of such direction by Participant to Borrower. The rights of Participant under this section are in addition to any other rights and remedies which Participant may have against Bank by reason of any failure of payment by Bank. The parties intend that this provision will satisfy the requirements of (i) the Financial Accounting Standards Board (FASB) Interpretation No. 39 with respect to off-setting of assets and liabilities for financial statement purposes, and
(ii) the Statement of Financial Accounting Standards No. 125 with respect to accounting for transfers and servicing of financial assets and extinguishments of liabilities relating to loan participations.

               2.2.5 Bank covenants to Participant that all amounts it receives from Borrower under the Loan during the Participation Period shall be forwarded to Participant free and clear of all taxes, levies, deductions or withholdings imposed on payments from Bank to Participant hereunder and that Bank shall pay such additional amount to Participant as may be necessary in order that the actual amount received after payment of taxes, levies, deductions or withholdings (and after payment of any additional taxes or other charges due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such taxes, levies, deductions or withholdings were not required; provided, however, that Bank shall be entitled to deduct or withhold all such taxes, levies, deductions and withholdings and shall not be required to pay such additional amount if amounts paid to Participant hereunder would be subject to a U.S. tax, levy, deduction or withholding (including without limitation, pursuant to a change in U.S. tax law) if Bank were a bank chartered or established under the laws of the United States or any state thereof.

               2.2.6  The obligations of Participant and Bank under this Section
2.2 shall survive the termination of this Agreement and the Loan Agreement.

          2.3  Place and Manner of Payments. All payments pursuant hereto shall
               ----------------------------
be made by wire transfer of immediately available funds, not later than 12:00 p.m. (Chicago, Illinois time) on the day in question (i) in the case of payments to Bank, to the account of Bank specified to Participant from time to time, (ii) in the case of payments to Participant, to the account of Participant, the details of which Participant shall provide to Bank prior to the Payment Commencement Date and thereafter from time to time or, (iii) to such other person or place as Participant or Bank, as the case may be, may designate in writing from time to time.

3.   LOAN ADMINISTRATION BY BANK AS AGENT

          3.1  Appointment and Authorization of Bank as Agent. Participant
               ----------------------------------------------
hereby appoints and authorizes Bank as its agent ("Agent") to take such action as Agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

          3.2  Agent and Affiliates. Notwithstanding its appointment as Agent
               --------------------
with respect to the Loan and without any obligation to provide notice to Participant, Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with Borrower or Participant or any Subsidiary or Affiliate of Borrower or Participant as if it were not Agent.

          3.3  Action by Agent. The obligations of Agent hereunder are only
               ---------------
those expressly set forth herein. Without limiting the generality of the foregoing, Agent shall not be required to take any action with respect to any Event of Default, except as expressly provided in section 2.1.1.

          3.4  Sole Administration by Agent.
               ----------------------------

               3.4.1 During the term of this Agreement, Agent shall maintain in accordance with its usual practice records and accounts in respect of the amounts paid by, and the amounts distributed to, Participant hereunder, and the computation of interest payable to Participant, which records and accounts shall be available for inspection by Participant during customary banking hours upon not less than three (3) Banking Days prior notice, and which shall be binding upon Participant absent manifest error.

               3.4.2 Except as expressly set forth in Section 3.4.3, Agent, will administer and manage the Loan in accordance with the Loan Agreement in the ordinary course of business and in accordance with Agent's usual practices, modified from time to time as Agent deems appropriate under the circumstances. Except as expressly set forth in Section 3.4.3, Agent shall be entitled, at any time prior to the Payment Commencement Date, to use its discretion in taking or refraining from taking any actions in connection with the Loan and any related documents, including, without limitation, actions relating to any waiver or amendment of any term thereof, as if Agent were the sole party involved in the Loan and no participation existed; provided, however, to the extent possible under the circumstances, Agent will use its best efforts to give prior notice to Participant pursuant to Section 6.1 hereof and to consult with Participant before taking such action. Notwithstanding the foregoing, Agent shall be fully justified in failing or refusing to take any action in connection with the Loan and any related documents unless Agent shall first receive such advice or concurrence of Participant as Agent shall deem appropriate.

               3.4.3 Notwithstanding the foregoing, Agent, shall not, at any time prior to the Payment Commencement Date, without the prior consent of Participant, (i) waive any default by Borrower involving the payment of money to Bank pursuant to the Loan Agreement; (ii) extend the time of payment of any of Borrower's obligations with respect to the Loan; (iii) increase the principal amount of the Loan; (iv) reduce the principal amount of, or the rate at which interest accrues on, the Loan or (v) change the manner of payment of the Loan. If Agent requests Participant's consent to any such action and does not receive a written approval thereof from Participant within ten (10) Banking Days (or such shorter period as may be requested or required by Borrower) after making such request, then Participant shall be deemed to have not given such consent. From and after the Payment Commencement Date, Agent agrees that it shall act solely on behalf of Participant in administering the Loan and shall, if requested by Participant, from time to time, enter into with Borrower any amendment, modification or waiver of any terms or provisions of the Loan Agreement or the Note, or any other related agreement or instrument reasonably requested by Participant; provided, however, that Participant agrees to reimburse Agent for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) of Agent incurred by Agent in connection with a request by Participant to enter into any such amendment, modification or waiver. During the Participation Period, the Agent hereby agrees that it will not amend the Loan, waive any provision thereof, accelerate the Loan or otherwise exercise any remedies without the prior written consent of Participant.

               3.4.4 If Bank is subject to any insolvency and/or bankruptcy related proceedings (which shall include the entering of any decree or order of a court for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of Bank or of any of its property, or for the liquidation or winding-up of Bank), Bank agrees that Participant may either direct Bank (i) to assign all its rights and interest under the Loan Agreement (including, without limitation, all rights with respect to the Repayment Shares) relating to the Participation Period (but not its rights and interest under the Loan Agreement arising before the Participation Period) or (ii) in consideration of payment by Participant of the then outstanding Initial Period Amount, to assign all its rights and interest under the Loan Agreement (including, without limitation, all rights with respect to the Repayment Shares), in each case, either directly to Participant or to another financial institution of Participant's choice, to which assignment Bank hereby irrevocably consents and waives all right of setoff, and upon which assignment Bank's obligations as Agent under this Agreement shall cease.

               3.4.5 In no event shall Bank be entitled to own or hold the Repayment Shares and, concurrently with the issuance of the Repayment Shares, shall immediately take all action necessary, including, without limitation, notice to Borrower, to cause the Repayment Shares to be registered in the name of Participant or its nominee. So long as Bank has been paid all amounts due and owing to it under the Loan Agreement, at no time shall Bank hold or exercise any rights in the Repayment Shares, whether in the nature of dividends, voting rights or other rights; all such rights shall be and remain rights of Participant or its nominee.

          3.5  Agency Fee. During the Participation Period, Participant shall
               ----------
pay to Bank in consideration of services Bank provides in its capacity as Agent under this Section 3 a fee (the "Agency Fee"), such fee to be paid annually on the Payment Commencement Date (as defined in Section 2.1.2 herein) and every anniversary thereof. The Agency Fee shall be US$25,000 for the first year of the Participation Period and for succeeding years shall be subject to an adjustment for inflation by an amount determined by reference to the Producer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor (the "PPI"), or a successor index appropriately adjusted. The adjustment of the Agency Fee in each year following the first year of the Participation Period shall be calculated by multiplying the amount of the Agency Fee for the immediately preceding year by a fraction the numerator of which is the PPI of the then current year and the denominator of which is the PPI of the immediately preceding year. Participant's obligation to pay the Agency Fee under this Section shall terminate upon either (i) termination or prepayment of the Loan pursuant to the Loan Agreement or (ii) assignment of the rights and benefits of Bank pursuant to Section 3.4.4.

          3.6  Agent Not Liable to Participant in Administering the Loan;
               ----------------------------------------------------------
Representations of Bank.
-----------------------

               3.6.1 Except as expressly provided herein, Agent shall have no liability or responsibility to Participant for any action or inaction by Agent in connection with the administration of the Loan other than to act in good faith and to exercise the same care in the administration of the Loan as Agent exercises with respect to loans for its own account. Except as expressly provided herein, Agent shall not be liable to Participant for any action taken or not taken by Agent in connection with the enforcement of the Loan or any related documents, except for any actual losses (other than consequential damages) suffered or incurred by Participant that are determined by a final court of competent jurisdiction to have resulted from Agent's gross negligence or willful misconduct. Without limiting the foregoing, Agent (i) may consult with legal counsel, independent public accountants, appraisers and other experts, selected by Agent, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such persons, (ii) shall be entitled to rely on, and shall incur no liability by acting upon, any conversation, notice, consent, certificate, statement, order, or any document or other writing (including, without limitation, telegraph, telex, facsimile, or other telecommunication device) believed by Agent to be genuine and correct and to have been signed, sent, or made by the proper person,
(iii) except as expressly stated herein, makes no representation or warranty of any kind or character relating to Borrower and shall not be responsible for any representation or warranty made in or in connection with the Loan, (iv) makes no representation or warranty as to, and shall not be responsible for the correctness as to form, the due execution, legality, validity, enforceability, genuineness, sufficiency, or collectibility of the Loan or any other document relating thereto, or for any failure by Borrower to perform its obligations thereunder, or for Borrower's use of the proceeds therefrom, (v) makes no representation or warranty as to, and assumes no responsibility for, the authenticity, validity, accuracy, or completeness of any notice, financial statement, or other document or information received by Agent in connection with, or otherwise referred to in, the Loan Agreement and
(vi) shall not be required to make any inquiry concerning the observance or performance of any agreements contained in, or conditions of, the Loan Agreement or the Note or to inspect the property, books or records of Borrower.

               3.6.2 Bank, as Agent, represents and warrants to Participant that, except insofar as Bank has previously notified Participant pursuant to
Section 6.1, as of the date hereof and each Drawdown Date (i) the sale of the Participation Interest in the Loan by Bank to Participant has been duly authorized and approved by all necessary action on the part of Bank, (ii) Bank is entitled to the rights and benefits granted to it under the Loan Agreement free and clear of all consensual liens and encumbrances, and Bank has the right, power and authority to sell such Participation Interest to Participant and (iii) Bank has not consented to any amendment or modification in any respect of any of the Loan Agreement, the Note and Drawdown Certificate supplied to Participant.

          3.7  Notices to Participant. Bank, as Agent, shall use reasonable
               ----------------------
efforts to:

               (i) notify Participant of any Event of Default (as defined in and under the Loan Agreement) or any material breach of any representation, covenant, warranty, or obligation of Borrower coming to the attention of the officers of Bank responsible for the administration of the Loan Agreement whether pursuant to written notice by Borrower to Bank under the Loan Agreement or otherwise; provided, however, no failure to give Participant such notice shall result in any liability of Bank to Participant or relieve Participant of any obligation hereunder;

               (ii) except as otherwise required by law or by an obligation of confidentiality to which Bank is subject, periodically provide Participant with copies of all material written reports, notices, and other documents that Bank receives pursuant to the terms of the Loan Agreement, provided that Bank shall have no responsibility for the authenticity, validity, accuracy or completeness of any such document; and

               (iii) notify Participant of each request for any modification to the terms of the Loan Agreement that requires Participant's consent pursuant to
3.4.3 hereof.

4.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARTICIPANT

          4.1  Authorization; Binding Nature. Participant hereby represents and
               -----------------------------
warrants that this Agreement (i) has been duly authorized by all necessary corporate and other action, (ii) constitutes the legal, valid and binding obligation of Participant, enforceable in accordance with its terms, and (iii) does not violate or contravene the certificate of incorporation or by-laws or other constitutive documents of Participant or any law, rule, regulation, order or judgment applicable to it.

          4.2  Independent Investigation by Participant. Participant
               ----------------------------------------
acknowledges (a) that Participant has received a copy of the Loan Agreement and has been provided with related documentation and access to all such financial data and other information pertaining to Borrower and all other related Persons that Participant has requested in order to enable it to make an independent and informed judgment with respect to the desirability of purchasing the Participation Interest, (b) that, except as expressly stated herein, neither Bank nor any Person on its behalf has made any representations or warranties to Participant and that no prior or future act by Bank or any Person on its behalf, including, without limitation, any review of the affairs of Borrower or any other related Persons shall be deemed to constitute a representation or warranty of Bank or any such Person and (c) that Participant has independently, without reliance upon Bank, and based on such information as Participant has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial condition, and general credit worthiness of Borrower and all other Persons it deemed necessary and made its own decision to execute this Agreement and thereby purchase the Participation Interest. Participant agrees that, independently and without reliance upon Bank or any representations or statements of Bank, and based on such information as Participant deems appropriate at the time, Participant will continue to make and rely upon its own credit analysis and decisions in taking or not taking any action in connection with this Agreement, the Loan Agreement or the related documents.

          4.3  Status of Participant's Interest in the Loan. Participant hereby
               --------------------------------------------
represents and warrants to Bank that the purchase of Participant's participation in the Loan is made for investment for Participant's own account and not with a view to any resale, distribution, transfer or conveyance thereof.

          4.4  Indemnification of Certain Costs and Expenses. Participant agrees
               ---------------------------------------------
to indemnify (and Bank is authorized to debit Participant's account, if any, with Bank, or set off against any payments due to Participant from Bank hereunder for the same) Bank and its Subsidiaries and their respective directors, officers, employees, advisors, representatives, agents and controlling persons (collectively the "Indemnified Parties") from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which any of the Indemnified Parties may become subject related to, arising out of, or in connection with this Agreement or any of the transactions contemplated herein; provided that none of the Indemnified Parties shall be entitled to any indemnification for any of the foregoing that are finally judicially determined to have resulted primarily from an Indemnified Party's gross negligence or willful misconduct. The Borrower further agrees to reimburse each Indemnified Party immediately upon request for all expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any commenced or threatened action, claim, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any Indemnified Party's involvement in discovery proceedings or testimony), relating to or arising out of any matter referred to in this

Agreement, including, without limitation, the performance by the Indemnified Parties of the services contemplated in this Agreement, whether or not such Indemnified Party is a party and whether or not such action, claim, proceeding or investigation is initiated or brought by or on behalf of Participant or any of its Affiliates, except that the Indemnified Parties shall not be entitled to any reimbursement for any expenses that result from an Indemnified Party's gross negligence or willful misconduct. If and to the extent that the indemnity or reimbursement obligations of the Borrower under this Section may be unenforceable for any reason, Participant agrees to make the maximum contribution to the payment and satisfaction of each of such indemnity or reimbursement obligations which is permissible under applicable law. The covenants contained in this Section shall survive the termination of this Agreement.

5.   CONFIDENTIALITY

          5.1 Bank covenants and agrees not to disclose to any Person any Confidential Information (as defined below), except (i) as may be necessary or advisable under or required by law, rule or regulation or legal process or order or request of any governmental authority, (ii) to its officers, directors, employees, attorneys and other advisors and (iii) in connection with any action or proceeding arising out of or in connection with this Agreement, the Note, the Loan Agreement or the Guaranty or in connection with the enforcement or collection of the Obligations or the exercise of any right and remedy under any such agreement or instrument.

          5.2 "Confidential Information" shall mean any information with respect to Borrower, the Loan Agreement and the existence of this Agreement other than (i) information previously filed with any governmental agency and available to the public, (ii) information previously published in any public medium and (iii) information previously disclosed by Borrower or Participant to any Person not associated with Borrower or Participant free of any restrictions as to further disclosure.

6.   MISCELLANEOUS

          6.1  Notices. Any notice required or permitted to be given hereunder
               -------
shall be in writing and shall be (a) personally delivered, (b) delivered by a recognized courier service, (c) transmitted by postage prepaid registered mail (airmail if international), or (d) transmitted by telecopier (with postage prepaid mail confirmation airmail if international) to the parties as follows (as elected by the party giving such notice):

          To Participant:   Steelcase Europe LLC
                            c/o Steelcase Inc.
                            901 44th Street, S.E.
                            Grand Rapids, MI  49508
                            Tel:  (616) 246-9600
                            Fax:  (616) 248-7010
                            Attn: General Counsel

          To Bank:          Societe Generale, Chicago Branch
                            181 West Madison

                              Chicago, Illinois 60602
                              Tel:  (312) 578-5000
                              Fax:  (312) 578-5099
                              Attn: Editha Paras, Vice President

Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (a) the date of receipt if delivered personally or by courier service, (b) the date five days after posting if transmitted by mail or (c) the date of transmission if transmitted by telecopier, whichever shall first occur. Any party may change its address for purposes hereof by notice to the other party.

          6.2  Headings. Headings are for reference only and are not to be used
               --------
in interpreting this Agreement.

          6.3  Governing Law. This Agreement shall be governed by and construed
               -------------
in accordance with the laws of the State of New York (including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law), without giving effect to the principles of conflicts of law.

          6.4  Counterparts. This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          6.5  Amendment and Termination. This Agreement may not be modified,
               -------------------------
amended or terminated except upon the written consent of both parties.

          6.6  Severability. Any provision of this Agreement that is invalid or
               ------------
unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction.

          6.7  Successors and Assigns.
               ----------------------

              (a) This Agreement and all its provisions shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

              (b) Participant shall be permitted to transfer and assign some or all of its rights and benefits, but not its obligations, under this Agreement (including without limitation, a subparticipation), to any Subsidiary or Affiliate and agrees that prior to or concurrently with such transfer, assignment or subparticipation, Participant shall notify Bank in writing of the same and provide Bank with the name of the transferee and the account to which the transferee will receive payments hereunder; provided that (i) no such assignment shall subject Bank to any increased costs in connection with this Agreement and (ii) such transferee shall first agree to be bound by the terms of this Agreement in a written instrument delivered to Participant and Bank in form and substance satisfactory to Bank. Bank shall be permitted to transfer and assign its rights, benefits and obligations under this Agreement to a Person only if
(i) Bank concurrently therewith assigns all of its rights, benefits and obligations under the Loan, the Loan Agreement, the Note, the Guaranty and related documentation to the same Person and provided that it is permitted to do so by the terms of the Loan Agreement, (ii) no such assignment shall subject Participant to any increased cost in connection with this Agreement and (iii) such Person shall agree to be bound by the terms of this Agreement in a written instrument delivered to Bank in form and substance satisfactory to Participant.

          6.8   Consent to New York Courts; Waiver of Forum Non-Conveniens.
                ----------------------------------------------------------

              (a) Participant and Bank hereby irrevocably consent that any legal action or proceedings against them or any of their property with respect to this Agreement may be brought in any state or Federal court located in the City of New York, United States of America or both, as Bank may elect, and by execution and delivery of this Agreement, Participant and Bank hereby each submit to and accept with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Participant and Bank irrevocably consent to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified airmail, postage prepaid, to them at the address set forth in Section 6.1 above. Such service of process shall be effective upon receipt. The foregoing, however, shall not limit the rights of Participant and Bank to serve process in any other manner permitted by law or to bring any legal action or proceeding or to obtain execution of judgment in any jurisdiction, including without limitation, France.

              (b) Participant and Bank hereby irrevocably waive any objection which they may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement in the State of New York and hereby further irrevocably waive any claim that the State of New York is not a convenient forum for any such suit, action or proceedings.

          6.9   Process Agent. Participant hereby appoints the Guarantor as its
                -------------
agent for service of process in New York and hereby covenants and agrees to maintain the effectiveness of such appointment throughout the term of this Agreement. Participant hereby agrees that service of process on the Guarantor shall constitute good and sufficient service of process for the purpose of any action or proceeding in the State of New York in connection with this Agreement.

          6.10  WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES,
                --------------------
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING DIRECTLY OR INDIRECTLY UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first written above.

PARTICIPANT:                   STEELCASE EUROPE, L.L.C.



                               By:  /s/ Alwyn Rougier-Chapman
                                    --------------------------
                                    Name:  Alwyn Rougier-Chapman
                                    Title: Manager

BANK:                          SOCIETE GENERALE, CHICAGO BRANCH



                               By:  /s/ Editha N. Paras
                                    -----------------------------
                                    Name:  Editha N. Paras
                                    Title: Vice President